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                                                                  EXHIBIT 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 (this "Amendment"), dated as of April 25, 2007, is by and between COVANSYS CORPORATION, a Michigan corporation (the "Company"), and COMPUTERSHARE TRUST COMPANY, N.A. (formerly known as EquiServe Trust Company, N.A). (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of December 1, 2004 (the "Rights Agreement");

     WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meaning given them in the Rights Agreement;

     WHEREAS, the board of directors (the "Board") of the Company has been presented with a proposal whereby pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Computer Sciences Corporation, a Nevada corporation ("CSC"), and Surfside Acquisition Corp., a Michigan corporation wholly owned by Parent ("Merger Sub") (CSC and Merger Sub, together with their permitted successors and assigns, are collectively referred to herein as the "Other Parties") at a meeting of the board of directors of the Company held on April 25, 2007 (the "Meeting"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

     WHEREAS, upon the effectiveness of the Merger, the Other Parties collectively will acquire 100% of the outstanding shares of the Common Shares;

     WHEREAS, the acquisition of 100% of the outstanding shares of the Common Shares would result in the acquiring entity or entities being deemed to be an "Acquiring Person" under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement;

     WHEREAS, at the Meeting the Board determined that it is in the best interest of the Company and its Shareholders to amend the Rights Agreement prior to the Company entering into the Merger Agreement so that (i) the Other Parties will not thereby become Acquiring Persons under the Rights Agreement, (ii) neither a Distribution Date nor a Stock Acquisition Date will thereby occur, and
(iii) the Expiration Date will be immediately prior to the Effective Time, as defined in the Merger Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Rights Agreement as set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 1(a) of the Rights Agreement (definition of "Acquiring Person") is hereby amended by addition thereto of the following new sentence that will be inserted immediately prior to the last sentence:

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          "Notwithstanding anything in this Agreement to the contrary, the term
          'Acquiring Person' shall not include, either Computer Sciences Corporation, a Nevada corporation ("CSC"), or Surfside Acquisition Corp., a Michigan corporation wholly owned by CSC ("Merger Sub"), or any other subsidiaries of CSC (CSC, Merger Sub, and any other subsidiaries of CSC are collectively referred to herein as the "Other Parties"), by reason of the execution, delivery or performance of the Agreement and Plan of Merger authorized and approved by the Board of Directors of the Company at the meeting of the Board of Directors held on April 25, 2007, as it may be amended from time to time (the "Merger Agreement"), the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement, including proxies or agreements to vote Common Shares granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.

     2. Section 1(n) of the Rights Agreement (definition of "Expiration Date") is hereby deleted and replace in its entirety with the following new sentence:

          (n) "Expiration Date" shall mean the earlier of (i) Close of Business on November 1, 2014, and (ii) immediately prior to the Effective Time (as defined in the Merger Agreement).

     3. Section l(aa) of the Rights Agreement (definition of "Stock Acquisition Date") is hereby amended to add the following new sentence at the end thereof:

          Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement, including proxies or agreements to vote Common Shares granted by the Company or any Shareholder of the Company to the Other Parties in connection with the Merger Agreement.

     4. Section 3(a) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:

          Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement, including proxies or agreements to vote Common Shares granted by the Company or any stockholder of the Company to the Other Parties in connection with the Merger Agreement.

     5. Section 7(a) of the Rights Agreement is hereby amended to add the following new sentence at the end thereof:


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          Notwithstanding anything in this Agreement to the contrary, no Right shall become exercisable in accordance with this Agreement by reason of the execution, delivery or performance of the Merger Agreement, the consummation of the Merger or the other transactions contemplated by the Merger Agreement or compliance with the terms of the Merger Agreement, including proxies or agreements to vote Common Shares granted by the Company or any Shareholder of the Company to the Other Parties in connection with the Merger Agreement.

     6. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect without any modification.

     7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

     8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9. All covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     10. In the event of a conflict between this Amendment and the Rights Agreement and the exhibits thereto, this Amendment shall govern

     11. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                                  [END OF PAGE]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

                                        COVANSYS CORPORATION


                                        By:
                                            ------------------------------------
                                        Name: Rajendra B. Vattikuti
                                        Title: Chief Executive Officer and
                                               President


                                        COMPUTERSHARE TRUST COMPANY, N.A.
                                        (formerly known as EquiServe Trust
                                        Company, N.A).


                                        By:
                                            ------------------------------------
                                        Name: Edward Gurgul
                                        Title: Manager, Investor Services


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